[Deloitte & Touche LLP Letterhead]

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-60506 of the Stifel, Nicolaus & Company Wealth Accumulation Plan on Form S-8 of our report dated February 28, 2003, appearing in the Annual Report on Form 10-K of Stifel Financial Corp. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
May 29, 2003